Exhibit 99.1

Contact:	Robert Jaffe
Investor Relations
424-288-4098
zqk@quiksilver.com

Quiksilver Announces Multi-year Profit Improvement Plan

—Company Focusing on Core Brands, Globalizing Key Functions,

And Reducing Costs—

Huntington Beach, California, May 16, 2013—Quiksilver, Inc. (NYSE:ZQK) today announced an aggressive multi-year profit improvement plan designed to accelerate the company’s three fundamental strategies of strengthening brands, growing sales and driving operational efficiencies. The plan’s initiatives focus on prioritizing the company’s core brands, globalizing key functions and reducing its cost structure.

“Our plan is designed to enhance the performance of our three flagship brands, Quiksilver, Roxy and DC, and accelerate our path to sustained profitable growth,” said Andy Mooney, President and Chief Executive Officer of Quiksilver, Inc. “We expect that the plan’s initiatives will, over time, result in significantly higher profitability, enhanced working capital efficiency, reduced overhead spending and an improved competitive position.”

Important elements of the multi-year profit improvement plan include:

Brand Strength

•	Clarifying the positioning of the three flagship brands

•	Divesting certain non-core brands

•	Globalizing product design and merchandising

•	Licensing of secondary or peripheral product categories

Sales Growth

•	Reprioritization of marketing investments to emphasize in-store and print marketing along with digital and social media

•	Continued investment in emerging markets and E-commerce

•	Improving sales execution

Operational Efficiencies

•	Supply chain optimization

•	Reduction of SKUs by over 30%

•	SG&A leverage of 300+ basis points

•	Centralizing global responsibility for key functions, including product design, supply chain, marketing, retail stores, licensing and administrative functions

•	Closing underperforming retail stores, reorganizing wholesale sales operations and implementing greater pricing discipline

Mooney continued, “We have already begun taking action, having established a global organizational structure with global heads of footwear, apparel, supply chain, marketing and retail operations. We divested several non-core brands, VSTR and Summer Teeth, and discontinued the Quiksilver women’s product line to clarify that brand’s position. We also significantly pared down our roster of sponsored athletes, and have continued to right-size the employee base.”

Quiksilver, Inc.

May 16, 2013

The company expects that the plan, when fully implemented in 2016, will improve EBITDA by approximately $150 million, of which approximately one-half will come from supply chain optimization and the other half primarily from corporate overhead reductions, licensing opportunities, net revenue growth and improved pricing management, compared with 2012 results. More specifically, the plan calls for improvement, over the same period, in the following areas:

•	Net revenues: compound annual growth rate of approximately 2.5%

•	EBITDA: increase to at least 13 percent of net revenues

The company intends to share additional details regarding the profit improvement plan in its fiscal 2013 second quarter investor conference call in early June.

About Quiksilver:

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The company’s products are sold in more than 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. Quiksilver’s corporate headquarters are in Huntington Beach, California.

Forward looking statements:

This press release contains forward-looking statements including, but not limited to, statements about management’s expectations regarding the implementation of its multi-year profit improvement plan, including improved profitability, enhanced working capital efficiency, reduced overhead spending, an improved competitive position, potential licensing and other corporate transactions, growth of net revenues, and increased EBITDA and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Quiksilver undertakes no obligation to update these statements, which speak only as of the date of this press release. For the factors that could cause actual results to differ materially from expectations, please refer to Quiksilver’s SEC filings and specifically the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.quiksilver.com, www.roxy.com, www.dcshoes.com and www.moskova.com.